                                                                 EXHIBIT 10.134

                              AMENDED AND RESTATED
                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                           CUTTHROAT PRODUCTIONS L.P.,
                        A CALIFORNIA LIMITED PARTNERSHIP


     This AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (the "Agreement") is entered into and shall be effective as of the 18th day of December, 1994, by and between Cutthroat Management Inc., a California corporation or its Permitted Assigns ("CMI") as the General Partner, and Tele-Communications, Inc., a Delaware corporation or its Permitted Assigns ("TCI") and LSC+ Investments Inc., a California corporation or its Permitted Assigns ("LSC+") as the Limited Partners, pursuant to the provisions of the California Revised Uniform Limited Partnership Act.

     WHEREAS, CMI, as the general partner, and Carolco Pictures Inc. ("CPI"), a Delaware corporation, as the limited partner, formed a limited partnership (the "Partnership") by filing a Certificate of Limited Partnership with the Secretary of State of the State of California on September 22, 1994; and,

     WHEREAS, CPI is withdrawing as a Limited Partner of the Partnership and TCI and LSC+ are being admitted to the Partnership as Limited Partners;

     NOW, THEREFORE, the parties hereto and CPI agree as follows:


                                    Section 1
                                 THE PARTNERSHIP

     1.1 Formation. The Partnership has been formed as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

     1.2 Name. The name of the Partnership shall be Cutthroat Productions L.P., and all business of the Partnership shall be conducted in such name or, in the discretion of the General Partner, under any other name, provided that the General Partner may change the name of the Partnership only upon ten (10) Business Days advance written notice to the Limited Partners.

     1.3 Purpose. This Partnership has been formed in accordance with the Co-Production Agreement as defined in Section 1.11 for the purpose of (a) engaging in the business of financing, producing and exploiting the Qualifying Film, (b) managing, protecting and conserving the assets of the Partnership, (c) making such additional investments and engaging in such additional business endeavors as the Partners may unanimously agree, and (d) engaging in any and all activities related or incidental thereto.


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     1.4       Withdrawal of CPI.  Upon the execution hereof, CPI, as the original Limited Partner, shall withdraw from the Partnership and shall, concurrently therewith, receive a return of its capital contribution to the Partnership in the amount of $100.

     1.5 Principal Executive Offices. The principal executive offices of the Partnership shall be at 8800 Sunset Boulevard, Los Angeles, California 90069. The General Partner may change the principal executive offices of the Partnership to any other place within or without the State of California upon ten (10) Business Days advance written notice to the Limited Partners; provided, however, that changing the principal executive offices of the Partnership to a place outside the United States of America shall require the consent of the Limited Partners, which consent shall not be unreasonably withheld.

     1.6 Term. The term of the Partnership shall commence on the date the certificate of limited partnership described in Section 15621 of the Act (the "Certificate") was filed in the office of the Secretary of State of California in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a liquidating event, as provided in Section 12.1 hereof. Prior to the time that the Certificate is filed, no Person shall represent to third parties the existence of the Partnership or hold itself out as a Partner. Notwithstanding anything to the contrary contained herein, neither the bankruptcy, insolvency, dissolution or cessation of existence of the Limited Partners or any of them, nor the occurrence of any of the events set forth in California Corporations Code Section 15642(c) and 15642(d) shall result in the dissolution of the Partnership prior to the Completion Date (as defined below).

     1.7       Filings; Agent for Service of Process.

               (a) The General Partner shall cause the Certificate to be filed in the office of the Secretary of State of California in accordance with the provisions of the Act. The General Partner shall take any and all other actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of California. The General Partner shall cause amendments to the Certificate to be filed whenever required by the Act. Such amendments may be executed by the General Partner or by any Person designated in the amendment as a new General Partner.

               (b) The General Partner shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership or similar type of entity under the laws of any other states or jurisdictions in which the Partnership engages in business.


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               (c)   The registered agent for service of process on the
Partnership shall be Cutthroat Management Inc. or any successor as appointed by the General Partner in accordance with the Act. The registered office of the Partnership in the state of California is located at 8800 Sunset Boulevard, Los Angeles, California 90069.

               (d) Upon the dissolution of the Partnership, the General Partner (or, in the event there is no remaining General Partner, any Person elected pursuant to Section 12.2 hereof) shall promptly execute and cause to be filed certificates of dissolution in accordance with the Act and the laws of any other states or jurisdictions in which the Partnership has filed certificates.

     1.8 Title to Property. All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and no Partner shall have any ownership interest in such property in its individual name or right, and each Partner's interest in the Partnership shall be personal property for all purposes. The Partnership shall hold all of its real and personal property, including, without limitation, the copyright in and to the Qualifying Film and the screenplay for the Qualifying Film, in the name of the Partnership and not in the name of any Partner.

     1.9 Payments of Partner Obligations. The Partnership's credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

     1.10      Independent Activities; Transactions with Affiliates.
               (a) The General Partner and any of its Affiliates (other than the Limited Partners) shall be required to devote such time to the affairs of the Partnership as may be reasonably necessary or appropriate to fulfil the purposes of the Partnership and manage and operate the Partnership, and each such Person, to the extent not otherwise directed by the General Partner, shall be free to serve any other Person or enterprise in any capacity that it may deem appropriate in its discretion.

               (b) Insofar as permitted by applicable law, the General Partner (acting on its own behalf) and the Limited Partners (each acting on its own behalf) and each of their Affiliates may, notwithstanding this Agreement, engage in whatever activities they choose, whether the same are competitive with the Partnership or otherwise, without having or incurring any obligation to offer any interest in such activities to the Partnership or any Partner and neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Partner or its Affiliates from engaging in such activities, or require any Partner to permit the Partnership or any Partner or its Affiliates to participate in any such activities, and as a material part of the consideration for the execution of this Agreement by each Partner, each Partner hereby waives,


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relinquishes, and renounces any such right or claim of participation.

               (c) To the extent permitted by applicable law and except as otherwise provided in this Agreement, the General Partner, when acting on behalf of the Partnership, is hereby authorized to purchase property from, sell property to, or otherwise deal with any Partner, acting on its own behalf, or any Affiliate of any Partner, provided that all Partners consent thereto. The Partners hereby expressly agree that the agreements listed on Exhibit D hereto meet the terms set forth in this clause (c).

     1.11 Definitions. In this Agreement and the recitals hereto the following expressions shall have the meanings set opposite them. Terms not defined herein shall have the meaning set forth in the Co-Production Agreement (defined below).

     ACT shall mean the California Revised Uniform Limited Partnership Act, as it may be amended from time to time.

     ADDITIONAL CAPITAL CONTRIBUTION shall mean, with respect to a Partner, any contributions made by such Partner which are agreed to be credited to its Capital Account as additional capital contributions pursuant to Section 2.3 hereof.

     ADJUSTED CAPITAL ACCOUNT DEFICIT shall mean, with respect to any Limited Partner, the balance, if any, in such Limited Partner's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

     (i) Credit to such Capital Account any amounts which such Limited Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

     (ii) Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-
1(b)(2)(ii)(d)(6).

     The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     ADJUSTED INITIAL CAPITAL CONTRIBUTION shall mean, with respect to a Limited Partner, the amount of such Limited Partner's Initial Capital Contribution, reduced by the cumulative amount of distributions made to such Limited Partner pursuant to Section 4.1(d) hereof and increased by the amount of any return of such

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distributions required to be made by the Limited Partners pursuant to
Section 4.4 hereof, if any.

     AFFILIATE shall have the meaning given to such term in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the United States Securities and Exchange Commission (or any successor organization) promulgated thereunder; provided, however, that, for the purposes of this Agreement Credit Lyonnais Bank Nederland N.V. and Credit Lyonnais S.A. shall not be deemed to be "Affiliates" of the Partnership or any Partners.

     AGREEMENT shall mean this Limited Partnership Agreement.

     AVAILABLE CASH shall mean the gross cash proceeds received by the Partnership, including, without limitation, any insurance recoveries with respect to the Qualifying Film. Available Cash shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established.

     BUDGETED NEGATIVE COST shall have the meaning set forth in the Co-Production Agreement.

     BUSINESS DAY shall mean any day other than Saturday, Sunday or any day other than a day on which commercial banks in Los Angeles, California are authorized by law to be closed for business.

     CAPITAL ACCOUNT shall mean, with respect to any Partner, the Capital Account maintained for such Partner in accordance with the following provisions:

     (i) To each Partner's Capital Account there shall be credited such Partner's Capital Contributions, such Partner's distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.3 or Section 3.4 hereof, and the amount of any Partnership liabilities assumed by such Partner or which are secured by any property distributed to such Partner.

           (ii) To each Partner's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to such Partner pursuant to any provision of this Agreement (except for Sections 4.1(e) and (f)), such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section
3.3 or Section 3.4 hereof, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any property contributed by such Partner to the Partnership.


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       (iii)      In the event all or a portion of a Partnership interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Partnership interest.

       (iv) In determining the amount of any liability for purposes of subsection (i) and (ii) immediately above, there shall be taken into account Code Section 752(c) and any other applicable provisions of such Code and Regulations issued thereunder.

     The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership or any Partner), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 4 hereof or upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event that unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b). None of the foregoing actions shall be taken without prior consultation with the Limited Partners.

     CAPITAL CONTRIBUTIONS shall mean, with respect to a Partner, the amount of money and the initial Gross Asset Value of any property (other than money) contributed by such Partner to the Partnership, being the Initial Capital Contribution and the Additional Capital Contributions.

     CDI shall mean Cutthroat Distribution Inc., a California corporation.

     CMI PERCENTAGE shall have the meaning set forth on Exhibit C.

     CODE shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).


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     COMPLETION DATE shall mean the later to occur of (i) the date upon which the Qualifying Film has been completed and delivered to CDI by the Partnership, or (ii) the date of the repayment by the Partnership of all of its obligations to a syndicate of lenders of which Berliner Bank AG (London Branch) is the administrative agent.

     CO-PRODUCTION AGREEMENT shall mean that certain Co-Production Financing Commitment Agreement among Carolco Pictures Inc., TCI and Le Studio Canal+ S.A. dated as of August 19, 1993.

     DEPRECIATION shall mean, for each fiscal year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such fiscal year, except that if the Gross Asset Value of an asset differs from its adjusted basis for United States income tax purposes at the beginning of such fiscal year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the United States income tax depreciation, amortization, or other cost recovery deduction for such fiscal year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for United States income tax purposes of an asset at the beginning of such fiscal year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner in consultation with the Limited Partners.

     DISTRIBUTION AGREEMENT shall mean that certain Distribution Agreement between the Partnership and CDI with respect to the Qualifying Film, attached as Exhibit E hereto.

     GENERAL PARTNER shall mean CMI, or any other entity which has replaced CMI as general partner in accordance with Section 12.1(a) hereof.

     GROSS ASSET VALUE shall mean, with respect to any asset, the asset's adjusted basis for United States income tax purposes, except as follows:

     (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the contributing Partner and the General Partner, provided that, if the contributing Partner is the General Partner, the determination of the fair market value of a contributed asset shall require the consent of the Limited Partners, which consent may not be unreasonably withheld;

     (ii) The Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the General Partner, as of the following times: (a) the acquisition of an additional Partnership interest by any new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner


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of more than a de minimis amount of property as consideration for a
Partnership interest; and (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-(b)(2)(ii)(g); provided, however, that the determination of the gross fair market value of a Partnership asset shall require the consent of the Limited Partners, which consent may not be unreasonably withheld, and provided further that adjustments pursuant to clauses
(a) and (b) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership and only after prior consultation with the Limited Partners;

     (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the General Partner; provided that, if the distributee is the General Partner, the determination of the fair market value of the distributed asset shall require the consent of the Limited Partners, which consent may not be unreasonably withheld; and

     (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and clause (vi) of the definition of Profits and Losses and Section 3.3(g) herein; provided, however, that Gross Asset Values shall not be adjusted pursuant to this clause (iv) to the extent the General Partner determines that an adjustment pursuant to clause
(ii) of this definition of Gross Asset Value is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iv).

     If the Gross Asset Value of an asset has been determined or adjusted pursuant to clauses (i), (ii) or (iv) of this definition of Gross Asset Value, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

     INITIAL CAPITAL CONTRIBUTION shall mean, with respect to a Partner, the sum of the amounts for such Partner referred to in Sections 2.1 and 2.2 hereof.

     LSC+ PERCENTAGE shall have the meaning set forth on Exhibit C.

     LIMITED PARTNERS shall mean LSC+ and TCI, and any other entity which has become party to this Agreement in accordance with Section 10 hereto, and in the singular any one of the Limited Partners.


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     NONRECOURSE DEDUCTIONS has the meaning set forth in Regulations Section
1.704-2(b)(1) and shall be determined in accordance with Regulations Section 1.704-2(c).

     NONRECOURSE LIABILITY has the meaning set forth in Regulations Section 1.704-2(b)(3).

     PARTNER shall mean a partner being either the General Partner or a Limited Partner.

     PARTNERS shall mean the General Partner and the Limited Partners.

     PARTNERSHIP shall mean the limited partnership established by this Agreement.

     PARTNER NONRECOURSE DEBT has the meaning as set forth in Regulations
Section 1.704-2(b)(4).

     PARTNER NONRECOURSE DEBT MINIMUM GAIN shall mean an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     PARTNER NONRECOURSE DEDUCTIONS has the meaning set forth in Regulations Sections 1.704-2(i)(l) and 1.704-2(i)(2).

     PARTNERSHIP MINIMUM GAIN has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

     PERMITTED ASSIGN shall mean an assignee permitted under Section 10.

     PERMITTED ENCUMBERANCE shall have the meaning set forth in Schedule 2 attached hereto.

     PERSON shall mean and include any individual, partnership, joint venture, corporation, trust, unincorporated organization or government, or any department or agency thereof.

     PREFERRED RETURN shall mean, with respect to a Limited Partner, a sum equal to 10% per annum, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Preferred Return is being determined, cumulative but not compounded, of the average daily balance of the Adjusted Initial Capital Contribution of such Limited Partner for the period to which the Preferred Return relates, commencing on the date of the first advance by such Limited Partner of its Initial Capital Contribution.


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     PRODUCTION FINANCING LOAN shall mean the production financing loan for the
Qualifying Film provided to the Partnership by a syndicate of lenders of which Berliner Bank AG (London Branch) is the administrative agent.

     PROFITS AND LOSSES shall mean, for each fiscal year, an amount equal to the Partnership's taxable income or loss for such fiscal year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code
Section 703(a)(1) shall be included in taxable income of loss), with the following adjustments:

     (i) Any income of the Partnership that is exempt from United States income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

     (ii) Any expenditures of the Partnership described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses shall be subtracted from such taxable income or loss;

     (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clauses (ii) or (iii) of the definition of Gross Asset Value herein, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

     (iv) Gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for United States income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

     (v) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year, computed in accordance with the definition of Depreciation herein;

     (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's Partnership interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be


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taken into account for purposes of computing Profits or Losses; and,

     (vii) Notwithstanding any other provision of this definition of Profits and Losses, any items which are specially allocated pursuant to Sections 3.3 or
3.4 hereof shall not be taken into account in computing Profits or Losses.

     The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Sections 3.3 or 3.4 hereof shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) above.

     QUALIFYING FILM shall mean the motion picture being produced by the Partnership which is presently titled "Cutthroat Island".

     REGULATIONS shall mean Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

     SUBSIDIARY shall mean, with respect to any Person, any corporation more than 50% of the total combined voting power of all classes of the voting securities of which shall be, at the time as of which any determination is being made, owned by such Person either directly or indirectly through Subsidiaries.

     TCI PERCENTAGE shall have the meaning set forth in Exhibit C.


                                    Section 2
                         PARTNER'S CAPITAL CONTRIBUTIONS

     2.1 General Partner. The name, address and Initial Capital Contribution of the General Partner is as follows:

Names and Address                            Initial Capital Contribution
- -----------------                            ----------------------------

Cutthroat Management Inc.                    The assets set forth on
8800 Sunset Boulevard                        Exhibit A and the amount of
Los Angeles, CA  90069                       cash to be contributed by the
Telecopier No. (310) 652-1343                General Partner in accordance
Attention:  General Counsel                  with Schedule 1 attached
                                             hereto.

     2.2 Limited Partners. The name, address, and Initial Capital Contribution of each of the Limited Partners is as follows:


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Name and Address                   Initial Capital Contribution
- ----------------                   ----------------------------

Tele-Communications, Inc.          $100.00 and the amount of cash
5619 ETDC Parkway                  to be contributed by TCI in
Englewood, Colorado 80111          accordance with Schedule 1
Telecopier No. (303) 488-3245      attached hereto.
Attention:  General Counsel

LSC+ Investments Inc.              $100.00 and the amount of cash
301 North Canon, Suite 228         to be contributed by LSC+ in
Beverly Hills, California 90210    accordance with Schedule 1
Telecopier No. (310) 246-9772      attached hereto.
Attention: General Counsel


          Notwithstanding anything herein, the maximum Initial Capital Contribution by TCI shall be $2,181,818 and the maximum Initial Capital Contribution by LSC+ shall be $3,818,182.

          Timing of Contribution of Initial Capital Contribution.  TCI and
LSC+ shall contribute their respective Initial Capital Contributions to the Partnership's production account as follows: on the date hereof, TCI and LSC+ shall each contribute $100.00, and on December 30, 1994, TCI and LSC+ shall contribute the amounts set forth on Schedule 1. Beginning on the second Monday after December 30, 1994 and on each Monday every two weeks thereafter, CMI will notify TCI and LSC+ of the amount that each is obligated to contribute for the anticipated expenses for the two week period beginning on the subsequent Monday, in each instance in accordance with Schedule 1 attached hereto. TCI and LSC+ will contribute the amounts set forth in such notice by wire transfer of immediately available funds two Business Days after such notification period. Such procedure shall continue with respect to each of TCI and LSC+ until the earlier of (i) the date on which such Limited Partner's Initial Capital Contribution is contributed in its entirety to the Partnership or (ii) until all of the expenses of the Qualifying Film have been paid.

     2.3 Additional Capital Contributions. No Limited Partner shall be obligated to make Additional Capital Contributions. The General Partner may contribute from time to time such additional money or other property as the General Partner may determine, in the exercise of its good faith business judgment, to be necessary to effect the purposes of the Partnership, and each Limited Partner may contribute from time to time such additional money or other property as the Partners may unanimously agree, which contributions shall be deemed to be Additional Capital Contributions and shall be credited to each such Partner's Capital Account.

     2.4  Other Matters.

          (a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of its Capital


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Contributions or withdraw from the Partnership without the consent of all
Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

          (b) No Partner shall receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as agreed to in writing by the Partners.

          (c) The Limited Partners shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership. Except as otherwise provided in Section 4.4 hereof or elsewhere in this Agreement, any other agreements among the Partners or mandatory provisions of applicable state law, a Limited Partner shall be liable only to make its Initial Capital Contributions and shall not be required to lend any funds to the Partnership or, after its Initial Capital Contribution has been made, to make any Additional Capital Contributions to the Partnership.

          (d) The General Partner shall have no personal liability for the repayment of any Capital Contributions of any Limited Partner. The foregoing sentence is not intended to limit or negate any rights or remedies of the Limited Partners with respect to the General Partner.

     2.5 Conditions Precedent. The Limited Partners shall not be obligated to fund their respective Initial Capital Contributions (other than their respective initial contributions of $100) until (x) the Limited Partners have received a notice that the Qualifying Film is a "Qualifying Film," as defined in the Co-Production Agreement, and (y) the conditions set forth in Paragraphs 2(a) and 2(b) of the Co-Production Agreement have been satisfied. Notwithstanding anything herein to the contrary, TCI and LSC+ shall be Limited Partners of the Partnership irrespective of whether or not either or both of TCI and LSC+ make any or all of their respective Initial Capital Contributions.


                                    Section 3
                                   ALLOCATIONS

     3.1 Profits. After giving effect to the special allocations set forth in Sections 3.3 and 3.4 hereof, Profits for any fiscal year shall be allocated in the following order and priority:

          (a) First, the CMI Percentage to the General Partner, the TCI Percentage to TCI and the LSC+ Percentage to LSC+ in an amount equal to the excess, if any, of (i) the cumulative Losses


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allocated pursuant to Section 3.2(a)(iii) hereof for all prior fiscal years, over (ii) the cumulative Profits allocated pursuant to this Section 3.1(a) for all prior fiscal years.

          (b) Next, the CMI Percentage to the General Partner, the TCI Percentage to TCI and the LSC+ Percentage to LSC+ until TCI and LSC+ each have been allocated an amount equal to the excess of:

               (i) the sum of (x) such Partner's Preferred Return calculated through the last day of such fiscal year, (y) an amount equal to such Partner's Initial Capital Contributions and (z) the cumulative Losses allocated to such Partner pursuant to Section 3.2(a)(ii) for all prior fiscal years, over

               (ii) the cumulative Profits allocated to such Partner pursuant to this Section 3.1(b) for all prior fiscal years.

          (c) Thereafter, one-half of the TCI Percentage to TCI, one-half of the LSC+ Percentage to LSC+ and the balance to the General Partner.

     3.2 (a) Losses. After giving effect to the special allocations set forth in Section 3.3 and 3.4 hereof, Losses for any fiscal year shall be allocated in the following order and priority:

          (i) First, one-half of the TCI Percentage to TCI, one-half of the LSC+ Percentage to LSC+, and the balance to the General Partner in an amount equal to the excess, if any, of (x) the cumulative Profits allocated pursuant to Section 3.1(c) hereof for all prior fiscal years, over (y) the cumulative Losses allocated pursuant to this
          Section 3.2(a)(i) for all prior fiscal years.

          (ii) Next, the CMI Percentage to the General Partner, the TCI Percentage to TCI and the LSC+ Percentage to LSC+ in an amount equal to the excess, if any, of (x) the cumulative Profits allocated pursuant to Section 3.1(b) hereof for all prior fiscal years, over
          (y) the cumulative Losses allocated pursuant to this Section 3.2(a)(ii) for all prior fiscal years.

          (iii) The balance, if any, the CMI Percentage to the General Partner, the TCI Percentage to TCI and the LSC+ Percentage to LSC+.

          (b) Limitation on Losses. Losses or items thereof allocated pursuant to Section 3.2(a) above shall not exceed the maximum amount of Losses that can be so allocated without causing any Limited Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event that some but not all of the Limited Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2(a) hereof, the limitation set forth in this
Section 3.2(b) shall be applied on a Limited Partner by Limited Partner basis so as to allocate the maximum permissible Losses to each Limited Partner under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 3.2(b) shall be allocated to the General Partner.

          (c) Proviso. Notwithstanding anything to the contrary, as may be necessary, upon sales or other dispositions of Partnership assets and generally while the Partnership is winding up following dissolution, Profits and Losses shall be allocated so that, as nearly as possible after such allocations, the Capital Account balances of the Partners shall be positive and equal to the amounts which would be distributable to each such Partner pursuant to the provisions of Section 4.

     3.3 Special Allocations. The following special allocations shall be made in the following order:

          (a) Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of Section 3, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 3.3(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          (b) Partner Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this
Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner

Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This
Section 3.3(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (c) Qualified Income Offset. In the event any Limited Partner unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), Section 1.704-1
(b)(2)(ii)(d)(5), or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Limited Partner in an amount and manner sufficient to eliminate, to the extent required by such Regulations, the Adjusted Capital Account Deficit of such Limited Partner as quickly as possible, provided that an allocation pursuant to this Section 3.3(c) shall be made only if and to the extent that such Limited Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.3(c) were not in this Agreement.

          (d) Gross Income Allocation. In the event any Limited Partner has a deficit Capital Account at the end of any fiscal year which is in excess of the sum of (i) the amount such Limited Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Limited Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Limited Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.3(d) shall be made only if and to the extent that such Limited Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.3(c) hereof and this Section 3.3(d) were not in this Agreement.

          (e) Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year shall be specially allocated among the Partners as follows: the LSC+ Percentage to LSC+, the TCI Percentage to TCI and the CMI Percentage to the General Partner.

          (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

          (g) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 734(b) or 743(b) is required pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its Partnership interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

     3.4 Curative Allocations. The Allocations set forth in Sections 3.2(b), 3.3(a), 3.3(b), 3.3(c), 3.3(d), 3.3(e), 3.3(f), and 3.3(g) hereof (the
"Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section
3.1 and 3.2(a). In exercising its discretion under this Section 3.4, the General Partner (i) shall take into account future Regulatory Allocations under
Section 3.3(a) and 3.3(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Section 3.3(e) and 3.3(f) and
(ii) shall (subject to Sections 3.3(b) and 3.3(c)) first offset the effect of any allocations made under Section 3.2(b). Notwithstanding the foregoing, allocations pursuant to this Section 3.4 shall be made with respect to allocations under Section 3.3(g) only to the extent that the General Partner determines that such allocations pursuant to Section 3.3(g) will otherwise be inconsistent with the economic agreement among the Partners.

     3.5   Other Allocation Rules.

          (a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

          (b) The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

          (c) Solely for purposes of determining a Partner's proportionate share of the "excess nonrecourse liabilities" of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), the Partner's interests in Partnership profits shall be deemed to be the CMI Percentage to the General Partner, the LSC+ Percentage to LSC+ and the TCI Percentage to TCI.

     3.6  Tax Allocations.

          (a) In accordance with Code Section 704(c) and the regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for United States income tax purposes and its initial Gross Asset Value.

          (b) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to clause (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset (as computed for tax purposes) shall take account of any variation between the adjusted basis of such asset for United States income tax purposes and its Gross Asset Value in accordance with the principles of Code Section 704(c), the regulations thereunder, and Regulations Section 1.704-1(b)(4)(i).

          (c) If any gain (as computed for tax purposes) on the sale or other disposition of Partnership property shall constitute recapture of depreciation under Section 291, 1245 or 1250 of the Code or any similar provision, such gain shall (to the extent reasonably feasible) be divided among the Partners in proportion to the depreciation deductions previously claimed by them giving rise to such recapture, provided that this Section 3.6(c) shall not effect the amount of gain otherwise allocable to a Partner.

          (d) Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
3.6 are solely for purposes of United States, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital

Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.


                                    Section 4
                      DISTRIBUTIONS, EXPENSES AND RESERVES


     4.1 Distributions, Expenses and Reserves. Except as otherwise provided in Section 4.2 hereof, Available Cash shall be utilized as follows.

          (a) First, to repay all production bank financing used to finance the Qualifying Film pursuant to the budget approved by the completion guarantor for the Qualifying Film (but not any financing used to fund amounts in excess of said approved budget) which are used to produce the Qualifying Film, including repayment of principal, interest, fees, costs and expenses associated therewith.

          (b)   Next,

               (i) to create a reserve in an amount equal to the sum of (x) residuals due to all applicable talent guilds, (y) participations and (z) deferments (to the extent not funded as part of the negative cost), each determined on a proportionate accrual basis. As between the General Partner and the Limited Partners, the General Partner will bear sole responsibility for paying the ultimate amount of such residuals, participations and deferments in the event that Partnership assets are not available therefor;

               (ii) to pay all other third party (other than Carolco Pictures Inc. or its Affiliates) distribution expenses incurred by the Partnership; and

               (iii) to pay or establish reasonable reserves for any other third party (other than Carolco Pictures Inc. or its Affiliates) expenses incurred by the Partnership, including but not limited to accounting fees, tax return preparation expenses and legal fees.

          (c) Next, the TCI Percentage to TCI, the LSC+ Percentage to LSC+ and the CMI Percentage to the General Partner, PARI PASSU, until TCI and LSC+ have each received, pursuant to this

Section 4.1.(c), an amount equal to their respective Preferred Return.

          (d) Next, the TCI Percentage to TCI, the LSC+ Percentage to LSC+ and the CMI Percentage to the General Partner, PARI PASSU, until TCI and LSC+ have each received, pursuant to this Section 4.1.(d), an amount equal to their respective Initial Capital Contributions (plus any amounts returned to the Partnership pursuant to Section 4.4, below).

          (e) Next, to the General Partner until the General Partner has received, pursuant to this Section 4.1.(e), a distribution fee equal to 10% of the "Gross Receipts," as defined in the Co-Production Agreement, from domestic exploitation of the Qualifying Film (excluding Gross Receipts derived from (i) domestic theatrical distribution of the Qualifying Film by MGM, (ii) domestic pay TV distribution of the Qualifying Film by Encore Media Corp. or its Affiliates, and (iii) pre-theatrical pay-per-view exploitation of the Qualifying Film by TCI, or its Affiliates, in the continental United States and Hawaii) and 10% of the Gross Receipts derived from distribution of the Qualifying Film in all foreign territories (excluding Gross Receipts derived from exploitation of the Qualifying Film pursuant to the Agreements set forth on the attached Exhibit
B) all retroactive to the first dollars of such Gross Receipts, as provided in the Co-Production Agreement.

          (f) Next, to the General Partner until the General Partner has received, pursuant to this Section 4.1.(f), an amount as an overhead reimbursement fee equal to 7.5% of the Budgeted Negative Cost of the Qualifying Film, but in no event greater than $5,000,000, as provided in the Co-Production Agreement.

          (g) Next, the TCI Percentage to TCI, the LSC+ Percentage to LSC+ and the CMI Percentage to the General Partner, PARI PASSU, until TCI and LSC+ have each received, pursuant to this Section 4.1.(g), an amount equal to an additional 100% of their respective Initial Capital Contributions.

          (h) Thereafter, one-half of the TCI Percentage to TCI, one-half of the LSC+ Percentage to LSC+ and the balance to the General Partner.

     Notwithstanding the foregoing, the Partners acknowledge and agree that any insurance recoveries with respect to the Qualifying Film will, subject to the applicable provisions of the completion bond guarantee and the Production Financing Loan with respect to the Qualifying Film, be distributed first to reimburse CMI to the extent of any funding of production costs in excess of the Budgeted Negative Cost of the Qualifying Film and thereafter will be used to fund remaining production costs in excess of the Budgeted Negative

Cost of the Qualifying Film, as provided in the Co-Production Agreement.

     Notwithstanding anything to the contrary contained herein, the Partnership will pay all amounts due under the Production Financing Loan prior to making any distributions to the Partners in respect of their Partnership interests.

     4.2 Amounts Withheld. All amounts withheld pursuant to any provision of any tax law and tax treaties of any country with respect to any payment, distribution, or allocation to the Partners shall be treated as amounts distributed to the Partners pursuant to this Section 4 or Section 12.2(c) for all purposes under this Agreement. Such amounts shall be treated as a distribution to such Partners on whose account the tax law required such withholding. The General Partner is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to national government, United States, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other national government, United States, state, or local law, or laws of any other jurisdictions and shall allocate any such amounts to the Partners with respect to which such amount was withheld.

     4.3 The intended economic agreement among the Partners is that the aggregate of all distributions, including liquidating distributions pursuant to
Section 12.2, shall be made in accordance with Section 4.1 hereof.

     4.4    In the event that distributions are made to TCI or LSC+ pursuant to
Section 4 herein with respect to proceeds received by the Partnership and such proceeds subsequently are forfeited or otherwise repaid by the Partnership, then CMI, TCI and LSC+ each agree to pay to the Partnership the amount of distributions received by each of them with respect to such forfeited or repaid proceeds. The foregoing payment obligations shall be borne by CMI, TCI and LSC+ in proportion to and in the reverse order of the most recent distributions received by each of them from the Partnership.

     4.5 Distributions to Partners. The Partnership shall separately account and make the distributions to Partners as set forth above with respect to Available Cash received during (i) each quarterly period ending March 31, June 30, September 30 and December 31 for the three year period commencing on the date of the initial domestic release of the Qualifying Film, (ii) each semi-annual period ending June 30 and December 31 for the next five years, and
(iii) each annual period ending December 31 thereafter.

                                    Section 5
                                   MANAGEMENT

     5.1 Authority of the General Partner. Subject to the limitations and restrictions set forth in this Agreement (including, without limitation, those set forth in this Section 5 and in the Co-Production Agreement), the General Partner shall conduct the business and affairs of the Partnership and in so doing may exercise all rights and powers without any further consent of the Limited Partners being required, including, without limitation:

          (a) Acquire by purchase, lease, or otherwise any real or personal property which may be necessary or appropriate for the accomplishment of the purposes of the Partnership;

          (b) Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary or appropriate for the accomplishment of the purposes of the Partnership;

          (c) Execute any and all agreements, contracts, documents, certifications, and instruments necessary or appropriate in connection with the management, maintenance, and operation of property, or in connection with managing the affairs of the Partnership, including, without limitation, the Distribution Agreement and executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement, both as General Partner and, if required, as attorney-in-fact for the Limited Partners pursuant to any power of attorney granted by the Limited Partners to the General Partner;

          (d) Borrow in the ordinary course of the Partnership's business and issue evidences of indebtedness related thereto;

          (e)   Grant a Permitted Encumbrance;

          (f) Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the property of the Partnership;

          (g) Care for and distribute funds to the Partners by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

          (h) Contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such

Persons the duty to manage or supervise any of the assets or operations of the Partnership;

          (i) Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to property and General Partner liability) necessary or appropriate for, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

          (j) Make any and all elections for United States, state, and local tax purposes including, without limitation, any election, if permitted by applicable law: (i) to adjust the basis of property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership interests and Partnership distributions; (ii) with the unanimous consent of the Limited Partners, to extend the statute of limitations for assessment of tax deficiencies against the Partners with respect to adjustments to the Partnership's United States, state, or local tax returns; and (iii) to the extent provided in Code Sections 6221 through 6231, to represent the Partnership and the Partners before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership and the Partners in their capacities as Partners, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including agreements or other documents that bind the Partners with respect to such tax matters or otherwise affect the rights of the Partnership and the Partners; provided, however, that the General Partner shall take such actions only after consultation with the Limited Partners. The General Partner is specifically authorized to act as the "Tax Matters Partner" under the Code and in any similar capacity under state or local law;

          (k) Take, or refrain from taking, in accordance with the terms of this Agreement, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership;

          (l) Subject to Section 5.3.(a)(iv), below, institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership in connection with activities arising out of, connected with, or incidental to this Agreement, and to engage counsel or others in connection therewith; and,

          (m) On behalf of the Partnership, vote (or execute written consents with respect to) all shares of stock of any Subsidiary of the Partnership in all matters submitted to a vote (or written consent) of the stockholders of such Subsidiary;

provided, however, that, prior to the Completion Date, any such voting of such shares (or execution of written consents) by the General Partner must be unanimously approved by the directors and a majority of the holders of the preferred stock of the General Partner.

     Notwithstanding anything to the contrary in this Agreement, the General Partner shall have the authority to enter into and deliver the Production Financing Loan and all agreements and documents required thereunder and entered into pursuant thereto.

     In the event more than one Person is a general partner, the rights and powers of the General Partner hereunder shall be exercised by them in such manner as they may agree. In the absence of an agreement among the General Partners, no General Partner shall exercise any of such rights and powers without the unanimous consent of all General Partners.

     5.2   Right to Rely on the General Partner.

          (a) Any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by any General Partner as to:

               (i)   The identity of any General Partner or any Limited Partner;

               (ii) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by any General Partner or which are in any other manner germane to the affairs of the Partnership;

               (iii) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

               (iv) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

          (b) The signature of the General Partner shall be necessary and sufficient to convey title to any real property owned by the Partnership or to execute any promissory notes, trust deeds, mortgages, or other instruments of hypothecation, and all of the Partners agree that a copy of this Agreement may be shown to the appropriate parties in order to confirm the same, and further agree that the signature of any General Partner shall be sufficient to execute any "statement of partnership" or other documents necessary to effectuate this or any other provision of this Agreement. All of the Partners do hereby appoint the General Partner as their attorney-in-fact for the execution of any or all of the documents described in this Section 5.2(b).

          (c) Each Limited Partner hereby makes, constitutes and appoints the General Partner and each successor to the General Partner, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file and record copyright instruments of transfer and confirmation rights necessary to exploit, in whole or in part, or to protect, the Qualifying Film which it deems necessary or appropriate. Each Limited partner authorizes each such attorney-in-fact to take any further action which such attorney-in-fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with the foregoing as fully as such Limited Partner might or could do personally, and hereby ratifying and confirming all that any such attorney-in-fact shall lawfully do or cause to be done by virtue thereof or hereof. The power of attorney granted pursuant to this Section 5.2(c):

               (i) Is a special power of attorney coupled with an interest and is irrevocable;

               (ii) May be exercised by any such attorney-in-fact by listing the Limited Partners executing any agreement, certificate, instrument or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Limited Partners; and,

               (iii) Shall survive the bankruptcy, insolvency, dissolution or cessation of existence of a Limited Partner and shall survive the delivery of an assignment by a Limited Partner of the whole or a portion of its interests in this Agreement.

     5.3   Restrictions on Authority of the General Partner.

          (a) The General Partner shall not have the authority to, and covenants and agrees that it shall not, do any of the following acts without the unanimous consent of the Limited Partners:

               (i) Cause or permit the Partnership to engage in any activity that is not consistent with the purpose of the Partnership as set forth in
Section 1.3 hereof;

               (ii)  Do any act in contravention of this Agreement;

               (iii) Do any act which would make it impossible to carry on the ordinary business of the Partnership, except as otherwise provided in this Agreement;

               (iv) Confess a judgment against the Partnership in an amount in excess of, or enter into any settlement agreement with respect to any claim against the Partnership which requires the Partnership to make a payment in excess of, $100,000;

               (v) Possess property, or assign rights in specific property, for other than a Partnership purpose;

               (vi) Perform any act that would subject any Limited Partner to liability as a general partner in any jurisdiction;

               (vii) Cause the Partnership to voluntarily take any action that would cause a bankruptcy of the Partnership or effect an assignment of Partnership assets for the benefit of creditors of the Partnership or consent to the appointment of a trustee or receiver for the Partnership;

               (viii) Cause the Partnership to acquire any equity or debt securities of the General Partner or any of its Affiliates (other than CDI), or otherwise make loans to the General Partner or any of its Affiliates;

               (ix) Cause a change in the nature of the Partnership's business;

               (x) Other than pursuant to Section 10 hereof or the Co-Production Agreement, cause the Partnership to admit any additional Limited Partners;

               (xi) Sell or otherwise dispose of all or substantially all of the property, except for a liquidating sale of property in connection with the dissolution of the Partnership;

               (xii) Commingle Partnership funds with the funds of the General Partner or its Affiliates or any other Person or entity;

               (xiii) Loan any Partnership funds for any purpose;

               (xiv) Subject to Section 5.1.(d) hereof, borrow, on behalf of the Partnership, any funds in excess of $50,000, except in connection with the Production Financing Loan or advances made by the General Partner or its Affiliates, to the extent such advances are allowed to be repaid pursuant to the Production Financing Loan;

               (xv) Mortgage or otherwise encumber any or all of the property of the Partnership, including, without limitation, the Qualifying Film other than pursuant to a Permitted Encumbrance;

               (xvi) Take any action requiring the approval of the Limited Partners hereunder without first obtaining such approval; or,

               (xvii) Voluntarily resign or withdraw as the General Partner of the Partnership prior to the Completion Date.

     5.4   Duties and Obligations of the General Partner.

          (a) The General Partner shall cause the Partnership to conduct its business and operations separate and apart from that of the General Partner or any of its Affiliates, including, without limitation, (i) segregating Partnership assets and not allowing funds or other assets of the Partnership to be commingled with the funds or other assets of, held by, or registered in the name of, the General Partner or any of its Affiliates, (ii) maintaining books and financial records of the Partnership separate from the books and financial records of the General Partner and its Affiliates, and observing all Partnership procedures and formalities, including, without limitation, maintaining minutes of Partnership meetings and acting on behalf of the Partnership only pursuant to due authorization of the Partners, (iii) causing the Partnership to pay its liabilities from assets of the Partnership, and (iv) causing the Partnership to conduct its dealings with third parties in its own name and as a separate and independent entity.

          (b) The General Partner shall take all actions which may be necessary or appropriate (i) for the continuation of the Partnership's valid existence as a limited partnership under the laws of the State of California and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Limited Partners or to enable the Partnership to conduct the business in which it is engaged, and (ii) for the accomplishment of the Partnership's purposes, including the acquisition, development, maintenance, preservation, and operation of property in accordance with the provisions of this Agreement and applicable laws and regulations.

          (c) The General Partner shall obtain "errors and omissions," as that term is commonly understood in the motion picture industry, insurance for the Qualifying Film, shall add the Limited Partners as additional insureds thereunder, and shall also obtain such other insurance policies for the Qualifying Film as the General Partner shall deem reasonable and prudent.

          (d) The General Partner shall take such actions as may be necessary or appropriate to comply with Paragraph 2.(a)(v) of the Co-Production Agreement, subject to the limitations therein and in the Production Financing Loan.

          (e) Each Limited Partner shall be entitled to receive credit for the Qualifying Film in accordance with the terms of the

Co-Production Agreement. The wording, size, placement and position and all other characteristics of such credit will be determined after good faith negotiations among the Partners within the customary motion picture parameters for credits accorded to financing entities, subject to the "MGM Distribution Agreement," as defined in the Co-Production Agreement, or other applicable distribution agreement.

          (f) The General Partner shall provide each Limited Partner with copies of all material pleadings and other material documents served on or otherwise provided to the General Partner on behalf of the Partnership.


     5.5   Indemnification of the General Partner.

          The Partnership, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Partnership property) shall indemnify, save harmless, and pay all judgments and claims against the General Partner or any officers or directors of the General Partner relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the General Partner, officer, or director in connection with the business of the Partnership, including attorneys' fees incurred by the General Partner, officer, or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, except to the extent that any such act or omission constitutes willful misconduct or gross negligence.

     5.6 Additional Funding. In the event that any third party contemplates "Additional Funding," as defined in the Co-Production Agreement, for any portion of the "Equity Deficit," as defined in the Co-Production Agreement, for the Qualifying Film, the terms of such third party's investment shall be subject to the approval of the Limited Partners, which approval shall not be unreasonably withheld. The Limited Partners acknowledge and agree that, except as provided in the "Standby Purchase and Investment Agreement," as defined in the Co-Production Agreement, in no event will any such potential or actual third party investment in the Qualifying Film alter any of the rights and obligations of the Limited Partners under this Agreement or the Co-Production Agreement, including the Limited Partners' funding obligations hereunder.


                                    Section 6
                       ROLE AND POWERS OF LIMITED PARTNERS

     6.1 Rights and Powers. The Limited Partners shall not have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way, nor shall the Limited Partners have, prior to the Completion Date, any right or power to remove, or effect, approve or consent to the resignation or withdrawal of, CMI as the General Partner of the Partnership.

     6.2 Voting Rights. The Limited Partners shall have the right to vote on the matters specifically reserved for their vote or approval or which require their consent as set forth in this Agreement.

     6.3 Procedure for Consent. In any circumstances requiring the approval or consent of the Limited Partners as specified in this Agreement, such approval or consent shall, except as expressly provided to the contrary in this Agreement, be given or withheld in the sole and absolute discretion of the Limited Partners and, if given, shall be conveyed in writing to the General Partner not later than seven (7) Business Days after such approval or consent was requested by the General Partner. If the General Partner receives the necessary approval or consent of the Limited Partners to such action, the General Partner shall be authorized and empowered to implement such action without further authorization by the Limited Partners.


                                    Section 7
                         REPRESENTATIONS AND WARRANTIES

Each Partner hereby represents and warrants that:

     7.1 In General. As of the date hereof, each of Partners hereby makes each of the representations and warranties applicable to such Partner as set forth in Section 7.2 hereof, and such warranties and representations shall survive the execution of this Agreement.

     7.2 Representations and Warranties. Each Partner hereby represents and warrants that such Partner has the corporate or partnership power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate or partnership action. This Agreement constitutes the legal, valid, and binding obligation of such Partner.


                                    Section 8
                          ACCOUNTING, BOOKS AND RECORDS


     8.1 Accounting, Books and Records. The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with generally accepted accounting principles consistently applied and, to the extent inconsistent therewith, in accordance with this Agreement. The Partnership shall use the accrual method of accounting for tax purposes and shall keep its books and records accordingly. The fiscal year of the Partnership shall be the 12 month period ending December 31.

     8.2   Reports.

          (a) In General. The General Partner shall be responsible for the preparation of financial reports of the Partnership and the coordination of financial matters of the Partnership with the Partnership's accountants.

          (b) Reports. The General Partner will account to the Limited Partners with respect to the income and expenses of the Partnership at the end of each (a) quarterly period ending March 31, June 30, September 30, and December 31 for the three year period commencing on the date of the initial theatrical release of the Qualifying Film, (b) each semi-annual period ending June 30 and December 31 for the next five years, and (c) each annual period ending December 31 thereafter. Such reports shall be delivered to the Limited Partners within 60 days following the end of the reporting period.

     8.3 Tax Information. All necessary tax information shall be delivered to each Partner promptly after the end of each fiscal year of the Partnership; provided, however, that the Partnership shall deliver actual or estimated tax information to each Partner by the March 15 following the end of each such fiscal year.

     8.4 Negative Cost Audit. Upon request of either Limited Partner, CMI will permit an independent certified public accountant designated by the requesting Limited Partner to make an examination, at the requesting Limited Partner's expense, of the books and records of the Partnership which evidence the negative cost of the Qualifying Film. Only one such examination shall be allowed.

     8.5 Collection Accountant. At either Limited Partner's election which can be made at any time after the release date of the Qualifying Film, CMI agrees to employ an independent certified public accountant mutually agreed upon by the General Partner and the Limited Partners to monitor the receipts to and disbursements from the collection account of the Partnership; provided, however, that CMI's obligation shall be conditioned upon the payment by the electing Limited Partner of all fees and expenses of such accountant, and provided further that CMI shall retain sole control over the collection and disbursement of all such Available Cash, subject to the terms hereof.

     8.6 Segregated Accounts. The Partnership's production account for the Qualifying Film will be segregated from the General Partner's and its Affiliates' bank accounts and will be segregated from the collection account of the Partnership.

     8.7 Accountings and Audit Rights for Distribution of the Qualifying Film. The General Partner shall cause CDI to account and provide audit rights to the Partnership as provided in Paragraph 5(h) of the Co-Production Agreement.

     8.8 Additional Audit Rights. The Limited Partners shall have the audit rights set forth in the last sentence of Paragraph 5(h)(iii) of the Co-Production Agreement and the last sentence of Paragraph 5(k) of the Co-Production Agreement. In addition, the Limited Partners shall have the right to audit the books and records of the Partnership and the General Partner, including, without limitation, with respect to the distributions, expenses and reserves as set forth in Section 4 of this Agreement. If such audit reveals an underpayment of greater than 5% to either of the Limited Partners, the General Partner shall bear the costs of such audit.


                                    Section 9
                              AMENDMENTS; MEETINGS

     9.1   Amendments.

           Amendments to this Agreement may be proposed by any Partner. Following any such proposal made prior to the Completion Date, provided that the General Partner shall have consented to such proposal, the directors of the General Partner shall have unanimously approved the General Partner's consent to such proposal, the majority of the holders of the General Partner's preferred stock shall have approved the General Partner's consent to such proposal, and counsel for the General Partner shall have approved of such proposal in writing as to form, the General Partner shall submit to the Limited Partners a verbatim statement of any proposed amendment and the General Partner shall include in any such submission confirmation of the General Partner's consent to the proposed amendment. From and after the Completion Date, the General Partner shall submit to the Limited Partners a verbatim statement of any amendment proposed by any Partner, regardless of whether the General Partner shall have consented to such amendment, providing that counsel for the General Partner shall have approved of the same in writing as to form, and the General Partner shall include in any such submission a recommendation as to the proposed amendment. The General Partner shall seek the written vote of the Partners on any proposed amendment submitted to the Limited Partners or shall call a meeting to vote thereon and to transact any other business that it may deem appropriate. A proposed amendment shall be adopted and be effective as an amendment hereto if it receives the unanimous vote of the Partners.

     9.2   Meetings of the Partners.

           (a) Meetings of the Partners may be called by the General Partner and shall be called upon the written request of any Limited Partner. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than ten (10) business days or more than thirty (30) days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or consent of Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners. Except as otherwise expressly provided in this Agreement, the unanimous vote of the Partners shall control.

           (b) Each meeting of Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate.

     9.3 Unanimous Consent. Notwithstanding anything to the contrary in Sections 9.1 and 9.2 hereof, the Partnership may take any action contemplated under this Agreement if approved by the unanimous written consent of the Partners.


                                   Section 10
                ASSIGNMENTS AND ADMISSIONS OF ADDITIONAL PARTNERS

     10.1 Notwithstanding Section 10.2 and 10.3 below or anything else herein to the contrary, prior to the Completion Date, no Limited Partner (other than CPI pursuant hereto) may resign or withdraw as a Limited Partner, no Person shall be admitted as a general partner or limited partner of the Partnership, and no Partner shall transfer its interest in the Partnership to any other Partner, without the unanimous approval by the Partners.

     10.2 CMI may not assign its rights or delegate its obligations under this Agreement to any Person unless (a) such assignment or delegation is consented and agreed to in writing by TCI and LSC+ (which consent may be withheld for any reason or for no reason) (b) such assignment or delegation is to an Affiliate of CMI other than Pioneer, LSC+, RCS, MGM and TCI and each of their respective Affiliates other than Carolco Pictures Inc. and its Subsidiaries (such Affiliate of CMI is referred to as a "CMI Affiliate"), any Person purchasing all or substantially all the assets of CMI (and such assignment is part of such purchase) or the successor of CMI in a merger or consolidation (and such assignment occurs as a result of such merger or consolidation), or (c) such an assignment of rights is in the ordinary course of business or in connection with a financial or tax-advantaged transaction whereby CMI or a CMI Affiliate substantially or effectively continues to control the production and/or distribution of the Qualifying Film. Neither TCI nor LSC+ may assign its rights or delegate its obligations under this Agreement to any Person (and no such Person shall become a substituted Limited Partner) unless (x) such assignment or delegation is consented and agreed to in writing by CMI (which consent may be withheld for any reason or for no reason) or (y) such assignment or delegation is to an Affiliate of TCI or LSC+, a Person purchasing all or substantially all of the assets of TCI or LSC+ or the successor of TCI or LSC+ in a merger or consolidation. Notwithstanding any assignment by CMI pursuant to clause (y) or (z) of the first sentence hereof or by TCI or LSC+ pursuant to clause (y) of the immediately preceding sentence, the assignor shall remain secondarily responsible hereunder. Any purported assignment in violation of the provisions of this Section shall be null and void AB INITIO. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each party.

     10.3  Conditions to Permitted Assignment.  A permitted assignment under
Section 10.2, above, shall not result in the assignee being admitted as a Partner unless and until the following conditions are satisfied:

           (a) Except in the case of an assignment involuntarily effected by operation of law, the assignor and assignee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel for the General Partner to effect such assignment and the assignee shall become a party to this Agreement as a partner and shall execute such documents and instruments as the General Partner may reasonably determine to be necessary or appropriate to confirm such assignee as a Partner in the Partnership and such assignee's agreement to be bound by the terms and conditions hereof. In the case of an assignment involuntarily effected by operation of law, such assignment shall be confirmed by presentation to the Partnership of legal evidence of such assignment, in form and substance satisfactory to counsel for the General Partner. In all cases, the Partnership shall be reimbursed by the assignor and/or assignee for all costs and expenses reasonably incurred by the Partnership in connection with such assignment.

           (b) Except in the case of an assignment involuntarily effected by operation of law, the assignor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be reasonably satisfactory to the General Partner, that the assignment will not cause the Partnership to terminate for United States income tax purposes.

           (c) The assignor and assignee shall furnish the Partnership with the assignee's taxpayer identification number, sufficient information to determine the assignee's initial tax basis in the interest assigned, and any other information reasonably necessary to permit the Partnership to file all required United States and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any assignee until it has received such information.

           (d) Except in the case of an assignment involuntarily effected by operation of law, either (a) such interest shall be registered under the Securities Act of 1933, as amended, and any applicable state securities laws, or
(b) the assignor shall provide an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to the General Partner, to the effect that such assignment is exempt from all applicable registration requirements and that such assignment will not violate any applicable laws regulating the assignment of securities.


                                   Section 11
                                 GENERAL PARTNER

     11.1 Covenant to Act as General Partner. Except as otherwise permitted by this Agreement, the General Partner hereby covenants and agrees to carry out the duties of a general partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 12 hereof.

     11.2  Termination of Status as General Partner.

           (a) The General Partner shall cease to be a general partner upon the first to occur of (i) the bankruptcy of the General Partner, following the Completion Date; (ii) the transfer of the General Partner's entire interest as a general partner, following the Completion Date; (iii) the involuntary transfer by operation of law of such General Partner's entire interest as a general partner following the Completion Date, or (iv) the vote of a majority of the Limited Partners to approve a request by such General Partner to retire following the Completion Date. In the event a Person ceases to be a general partner without having transferred its entire interest as a general partner, such Person shall be entitled only to allocations under Section 3 and distributions under Section 4 with respect to its interest in accordance with this Agreement and shall have no other rights under this Agreement.

           (b) It is the intention of the Partners that the Partnership dissolve as a result of the cessation of any Person's status as a general partner unless the Limited Partners with 90 days thereafter unanimously agree to designate a substitute general partner therefor.

                                   Section 12
                           DISSOLUTION AND WINDING UP

     12.1 The Partnership shall dissolve and terminate upon the occurrence of one of the following:

           (a) the cessation of the General Partner as General Partner for any reason (including Section 15642(a) of the Act) unless the Limited Partners within 90 days thereafter unanimously agree to designate a substitute general partner therefor;

           (b) the unanimous decision of all Partners to dissolve the Partnership;

           (c)  December 15, 2009;

           (d) the issuance of a judicial decree of dissolution by any court of competent jurisdiction; or,

           (e) the acquisition by one Partner of the interests of all Partners in the Partnership.

     12.2 The General Partner (or, in the event there is no remaining General Partner, any Person elected by all of the Limited Partners) (the "Liquidating Partner") shall be responsible for overseeing the winding up and dissolution of the Partnership, shall take full account of the Partnership's liabilities and property, shall cause the Partnership property to be liquidated as promptly as is consistent with obtaining the fair value thereof unless the Partners unanimously consent to distributions of all or any part of the property in kind, and shall cause the property or the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed in the following order:

           (a)  First to the costs and expenses of the winding up;

           (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities including setting up of any reserves which the Liquidating Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. Such reserve shall be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and, at the expiration of such period as the Liquidating Partner shall deem advisable, to distribute the balance thereafter remaining in the manner hereinafter provided; and

           (c)  The balance, if any, to the Partners in accordance with Section
4.1 hereof;

     12.3 Compliance with Certain Requirements of the Regulations; Deficit Capital Accounts.

           In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 12 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), then such Limited Partner shall have no obligation (other that as set forth within this Agreement) to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or to any other Person for any purpose whatsoever.

     12.4 Notwithstanding any other provision of this Section 12 in the event the Partnership is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no event described in Section 12.1 has occurred, the Partnership's property shall not be liquidated, the Partnership's liabilities shall not be paid or discharged, and the Partnership's affairs shall not be wound up. Instead, solely for United States income tax purposes, the Partnership shall be deemed to have distributed the Partnership's property in kind to the Partners, who shall be deemed to have assumed and taken subject to all Partnership liabilities, all in accordance with their respective Capital Accounts, and if any General Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions, and allocations for all fiscal years, including the fiscal year during which such liquidation occurs), such General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). Immediately thereafter, the Partners shall be deemed to have recontributed such property in kind to the Partnership, which shall be deemed to have assumed and taken subject to all such liabilities. For any purposes other than United States income taxation, the properties and liabilities of the Partnership shall be deemed not to have been distributed.

     12.5 Each of the Partners shall be furnished with a statement prepared by the Liquidating Partner (certified by the Partnership's accountants) which shall set forth the assets and liabilities of the Partnership as at the date of completion of the winding up.

     12.6 The Liquidating Partner is hereby appointed as the true and lawful attorney of the Partnership and each of the Partners with full powers of substitution.

           (a) to make, execute, sign, acknowledge and file all documents and all forms for the liquidation of the Partnership as may be required by law.

           (b) to execute such documents and instruments as may be necessary or advisable to liquidate the Partnership's business and to distribute its property, income and interests as provided herein.

     12.7 Notwithstanding anything to the contrary contained in this Agreement, prior to the Completion Date, the consent of the General Partner and the Limited Partners shall be required for the initiation of any voluntary bankruptcy proceedings for the Partnership or any other event of voluntary dissolution of the Partnership.

                                   Section 13
                                  MISCELLANEOUS

     13.1 No Warranties. None of the parties hereto has made any express or implied representation, warranty, guarantee or agreement as to the total amount of proceeds which will be derived from the distribution and exploitation of any Qualifying Film, or that any Qualifying Film will be favorably received by exhibitors or by the public, or will be distributed or exploited continuously. In no event shall any party incur any liability based upon any claim by a party that another party has failed to realize receipts or revenue which should or could have been realized.

     13.2 No Third Party Beneficiary. Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person other than the parties hereto any right, remedy or claim, legal or equitable, under or by reason of this Agreement or any provision hereof, this Agreement and all of its provisions being intended to be and being for the sole and exclusive benefit of the parties hereto.

     13.3 Waivers and Modifications. No waiver, modification, alteration or amendment of any provision hereof or of any right or remedy hereunder shall be effective unless in writing signed by the party against whom such waiver, modification, alteration or amendment is asserted, and then only to the extent set forth in such writing. No delay in the exercise of any right or remedy shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or the exercise of any other right or remedy.

     13.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. The procedural law of the State of California shall apply to the extent necessary to effect the arbitration or adjudication of disputes concerning this Agreement.

     13.5 Descriptive Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement, to produce or account for more than one such counterpart.

     13.7 Notice. All communications provided for hereunder shall be sent by certified mail, return receipt requested, courier service or telecopy as follows:

           If to CMI:

                Cutthroat Management Inc.
                8800 Sunset Boulevard
                Los Angeles, California 90069
                Telecopier No.:  (310) 652-1343
                Attn:  General Counsel

           With a copy to:

                Gipson Hoffman & Pancione
                1901 Avenue of the Stars
                Suite 1100
                Los Angeles, CA 90067
                Telecopier No.:  (310) 556-8945
                Attn:  Lawrence Barnett, Esq.

           If to TCI:

                5619 DTC Parkway
                Englewood, Colorado 80111
                Telecopier No.: (303) 488-3245
                Attention: General Counsel

           With a copy to:

                Kenneth Ziffren, Esq.
                Ziffren Brittenham & Branca
                2121 Avenue of the Stars, Suite 3200
                Los Angeles, CA 90067
                Telecopier No.: (310) 553-7068

           If to LSC+:

                LSC+ Investments Inc.
                301 North Canon, Suite 228
                Beverly Hills, California 90210
                Attention: General Counsel
                Telecopier No.: (310) 246-9772

           With a copy to:

                Jonathan Wohl
                Coudert Freres
                52, Avenue des Champs-Elysees
                75008 Paris
                France
                Telecopier No.: (331) 43-59-66-55

Notices shall be effective upon receipt.

     13.8  Arbitration and Jurisdiction.

           13.8.1 Arbitration. Except as otherwise expressly provided herein, any controversy or claim arising out of or relating to this Agreement or any alleged breach thereof shall be settled by binding arbitration in accordance with the rules of the American Film Marketing Association ("AFMA") as then in effect, and judgment upon the award rendered by the arbitrator shall be final and may be entered in any court having jurisdiction. Each party hereto agrees to submit to such arbitration. Notice of the demand for arbitration shall be filed in writing with the other party to this Agreement and with AFMA. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law. The party desiring arbitration shall serve notice upon the other party, together with designation of the first party's arbitrator. If the person designated by the first party as arbitrator is acceptable to the second party, the second party shall so notify the first party within 10 days; if not acceptable, the second party shall designate its own arbitrator in a notice to the first party within the same 10-day period. The two arbitrators so named, if such is the case, shall within 10 days thereafter appoint a third arbitrator, and such third arbitrator shall proceed forthwith to hear and determine the matter.

           13.8.2 Jurisdiction. Subject to Section 13.8.1, each of the parties hereby expressly (a) consents to the exclusive personal jurisdiction of all courts ("Applicable Courts") located in Los Angeles, California, U.S.A. with respect to any action, proceeding or other matter arising out of or in any way related to this Agreement or any of the transactions contemplated hereby ("Applicable Action"), (b) agrees that any such action, proceeding or other matter (other than the arbitration set forth above) shall be brought exclusively in, and that exclusive venue shall be proper in, any of the courts located in Los Angeles, California, U.S.A., (c) hereby irrevocably waives and agrees not to assert (by way of motion, as a defense or otherwise) in any Applicable Action brought in the Applicable Court any claim (i) that it is not subject personally to the jurisdiction of such Court, (ii) that the Applicable Action is brought in an inconvenient forum, (iii) that the venue of the Applicable Action is improper, or (iv) that this Agreement or its subject matter may not for any other reason be enforced in such Court, (d) hereby irrevocably consents to service of process of such Court in the same manner as any other Notice is served hereunder, and when so accomplished shall have the same force and effect as if personally served in Los Angeles, California, U.S.A., on a resident thereof, and (e) irrevocably agrees that final judgment (including the exhaustion of all rights to appellate review) in any Applicable Action ("Judgment") shall be conclusive and may be enforced in any other jurisdiction
(i) by action, suit or proceeding on the Judgment, a certified and true copy of which shall be absolutely conclusive evidence of the fact and of the amount of any liability under or pursuant to the

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Judgment, or (ii) in any other manner not prevented by any applicable law.

           13.8.3 Remedies. The parties hereto shall not be entitled to any preliminary or final injunctive relief to prevent any breach, loss or impairment of the provisions of this Agreement except that the Limited Partners, and each of them, shall be entitled to injunctive relief to prevent, curtail or compel any action or inaction of the General Partner which would cause the Limited Partners to be liable for any obligation of the Partnership. Notwithstanding
Section 13.8.1, the Limited Partners shall be entitled to pursue such injunctive relief in court. Subject to the limitations set forth in this Section 13.8.3, the parties shall be entitled to all other forms of relief in equity or at law, provided that the Limited Partners shall not petition a court for the appointment of a receiver for the Partnership without the consent of the General Partner.

     13.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, (i) the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and
(ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, all portions of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

     13.10 Further Assurances. Each party shall use its best efforts to cause all of the conditions to its and the other parties' obligations hereunder to be timely satisfied. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as any other party may reasonably request from time to time in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby. No Partner shall voluntarily undertake any course of action inconsistent with satisfaction of any requirement applicable to it set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable any party to perform as early as practicable the obligations herein and therein required to be performed by it.

     13.11 Attorneys' Fees. In any action, suit or proceedings (including arbitration) brought by any party with respect to this Agreement, its subject matter or the actions, statements or conduct of the parties hereunder, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred in connection therewith, including but not limited to attorneys' fees, attorneys' costs and court costs.

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     13.12 Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

     13.13 Waiver of Action for Partition; No Bill For Partnership Accounting. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership property. To the fullest extent permitted by law, each Partner covenants that it will not (except with the consent of the General Partner) file a bill for Partnership accounting.

     13.14 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the General Partner may take and all determinations which the General Partner may make pursuant to this Agreement may be taken and made at the sole and absolute discretion of the General Partner.

     13.15 Intention of the Parties. It is the intention of the parties hereto that the economic substance reflected in this Agreement is substantially the same as that set forth in the Co-Production Agreement.

     13.16 Amendment and Restatement of Agreement. CPI hereby agrees and consents to this Agreement.

//

//

//

//
//










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//
//

     IN WITNESS WHEREOF, the parties have entered into this Agreement of Limited Partnership as of the day first above set forth.

                                             GENERAL PARTNER:
                                             Cutthroat Management Inc.
                                             By:  /s/ Robert W. Goldsmith
                                                  -------------------------
                                             Title:  Corporate Secretary
                                                   ------------------------


                                             LIMITED PARTNERS:
                                             Tele-Communications, Inc.
                                             By:  /s/ Adam Singer
                                                  ---------------------------
                                             Title: Executive Vice President
                                                   --------------------------

                                             LSC+ Investments Inc.
                                             By: /s/ Michael Meltzer
                                                -----------------------------
                                             Title: Executive Vice President
                                                   --------------------------

                                             Carolco Pictures Inc.
                                             By:  /s/ Robert W. Goldsmith
                                                 ----------------------------
                                             Title:  Senior Vice President
                                                   --------------------------






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